UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 24, 2013

ALL AMERICAN PET COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-33300	91-2186665
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Glendon Avenue, 17th Floor, Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(310) 689-7355

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 24, 2013, the board of directors of All American Pet Company, Inc. authorized the All American Pet Company 2013 Equity Compensation Plan (the “2013 Plan”) covering 160,000,000 shares of our common stock.  The purpose of the 2013 Plan is to enable us to compensate and offer to our employees, officers, directors and consultants, whose past, present and/or potential contributions to our company have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company.  Grants under the plan may either be:

•	stock options,
•	awards of our common stock, or
•	rights to make direct purchases of our common stock which may be subject to certain restrictions.

Any option granted under the 2013 Plan must provide for an exercise price of not less than 50% of the fair market value of the underlying shares on the date of grant.  The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the compensation committee.  In the event of any stock split of our outstanding common stock, the board of directors in its discretion may elect to maintain the stated amount of shares reserved under the plan without giving effect to such stock split.  Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.  A copy of the 2013 Plan is filed herewith as Exhibit 4.4 and incorporated herein by reference.  The description of certain terms of the 2013 Plan set forth herein does not purport to be complete and is qualified in its entirety by reference to the 2013 Plan.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description
4.4	All American Pet Company 2013 Equity Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALL AMERICAN PET COMPANY, INC.

Date: June 24, 2013	By:	/s/ Barry Schwartz
Barry Schwartz,
Chief Executive Officer